Exhibit 3.3



                               Idaho Power Company
                  Articles of Amendment to Idaho Power Company
                 Restated Articles of Incorporation, as amended



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                                                                     Exhibit 3.3

                               IDAHO POWER COMPANY
                              ARTICLES OF AMENDMENT
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1. The name of the corporation is Idaho Power Company.

2. Idaho Power Company amended Article 4 of its Restated Articles of Incorporation, as amended, to read as follows:

               ARTICLE 4. DIRECTORS. (a) The number of directors constituting the Board of Directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by affirmative vote of a majority of the directors, but the number of directors shall be no less than 9 and no greater than 15. The number of directors may be increased or decreased, beyond the limits set forth above, only by an amendment to the Restated Articles of Incorporation of the Corporation pursuant to Article 10 of the Restated Articles of Incorporation of the Corporation.

               The Board of Directors shall be divided into three classes as nearly equal in number as may be. The initial term of office of each director in the first class shall expire at the annual meeting of shareholders in 1990; the initial term of office of each director in the second class shall expire at the annual meeting of shareholders in 1991; and the initial term of office of each director in the third class shall expire at the annual meeting of shareholders in 1992. At each annual election commencing at the annual meeting of shareholders in 1990, the successors to the class of directors whose term expires at that time shall be elected to hold office for a term of three years to succeed those whose term expires, so that the term of one class of directors shall expire each year. Each director shall hold office for the term for which he is elected or appointed and until his successor shall be elected and qualified or until his death, or until he shall resign or be removed; provided, however, that no person who will be seventy-two (72) years of age or more on or before the annual meeting shall be nominated to the Board of Directors, and any directors who reach the age of seventy-two (72) shall be automatically retired from the Board.

               In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier resignation, removal from office or death, (ii) the newly created or eliminated directorships resulting from such increase or decrease


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          shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as may be.

               (b) Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a two-thirds vote of the directors then in office, or a sole remaining director, although less than a quorum. Directors chosen to fill vacancies resulting from an increase in the authorized number of directors shall hold office until the next election of directors by the shareholders; directors chosen to fill other vacancies shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires. If one or more directors shall resign from the Board effective as of a future date, such vacancy or vacancies shall be filled pursuant to the provisions hereof, and such new directorship(s) shall become effective when such resignation or resignations shall become effective, and each director so chosen shall hold office as herein provided in the filling of other vacancies.

               The remaining sections of Article 4 are unchanged.

3. Not applicable.

4. The amendment was adopted on January 20, 2005.

5. The amendment was duly approved by the shareholder of Idaho Power Company in the manner required by Chapter 1. General Business Corporations of the Idaho Code and by the Idaho Power Company Restated Articles of Incorporation, as amended.

     IN WITNESS WHEREOF, the undersigned has signed this Articles of Amendment this 21st day of January, 2005.

                                     IDAHO POWER COMPANY



                                     By:   /s/ J. LaMont Keen
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                                           J. LaMont Keen
                                           President & Chief Operating Officer